UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2019

SmartStop Self Storage REIT, Inc.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-55617 (Commission File Number)	46-1722812 (IRS Employer Identification No.)

10 Terrace Road, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.Entry into a Material Definitive Agreement.

Series A Preferred Stock Purchase Agreement

On October 29, 2019 (the “Commitment Date”), SmartStop Self Storage REIT, Inc. (the “Company”) entered into a preferred stock purchase agreement (the “Purchase Agreement”) with Extra Space Storage LP (the “Investor”), a subsidiary of Extra Space Storage Inc. (NYSE: EXR), pursuant to which the Investor committed to purchase up to $200 million in shares (the aggregate shares to be purchased, the “Shares”) of the Company’s new Series A Convertible Preferred Stock (the “Series A Preferred Stock”), in one or more closings (each, a “Closing,” and collectively, the “Closings”). The initial closing (the “Initial Closing”) in the amount of $150 million occurred on the Commitment Date. The Investor has committed to purchase up to an additional $50 million, at the Company’s option, within 12 months following the Initial Closing, subject to certain limitations. The Company will pay the Investor a fee of 0.25% per annum on the remaining commitment amount until drawn, or the 12-month anniversary of the Initial Closing.

The Purchase Agreement provides that the purchase price for the Shares shall be equal to $1,000 per share (the “Purchase Price”). The terms of the Series A Preferred Stock, including the payment of dividends, liquidation preference, redemption rights, conversion rights, and negative covenants, are set forth in the articles supplementary for the Series A Preferred Stock (the “Articles Supplementary”), which are described in more detail below under the heading “Terms of the Series A Convertible Preferred Stock.”

The Company intends to use the net proceeds from the Closings to payoff indebtedness, to finance self storage acquisition, development, and improvement pipelines, and for working capital or other general corporate purposes.

The foregoing summary of the material terms of the Purchase Agreement is qualified in its entirety by references to the Purchase Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Terms of the Series A Convertible Preferred Stock

As set forth in the Articles Supplementary, the shares of Series A Preferred Stock rank senior to all other shares of the Company’s capital stock, including the Common Stock of the Company (the “Common Stock”), with respect to rights to receive dividends and to participate in distributions or payments upon any voluntary or involuntary liquidation, dissolution or winding up of the Company. Dividends payable on each share of Series A Preferred Stock will initially be equal to a rate of 6.25% per annum. If the Series A Preferred Stock has not been redeemed on or prior to the fifth anniversary date of the Initial Closing, the dividend rate will increase an additional 0.75% per annum each year thereafter to a maximum of 9.0% per annum until the tenth anniversary of the Initial Closing, at which time the dividend rate shall increase 0.75% per annum each year thereafter until the Series A Preferred Stock is redeemed or repurchased in full.

Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock will be entitled to receive a payment equal to the greater of (i) aggregate Purchase Price of all outstanding Shares, plus any accrued and unpaid dividends (the “Liquidation Amount”) and (ii) the amount that that would have been payable had the Shares been converted into Common Stock pursuant to the terms of the Purchase Agreement immediately prior to such liquidation.

Subject to certain additional redemption rights, as described herein, the Company has the right to redeem the Series A Preferred Stock for cash at any time following the fifth anniversary of the Initial Closing. The amount of such redemption will be equal to the Liquidation Amount. Upon the listing of Common Stock on a national securities exchange (the “Listing”), the Company has the right to redeem any or all outstanding Series A Preferred Stock at an amount equal to the greater of (i) the amount that would have been payable had such Shares been converted into Common Stock pursuant to the terms of the Purchase Agreement immediately prior to the Listing, and then all of such Shares were sold in the Listing, or (ii) the Liquidation Amount, plus a premium amount, as set forth in the Articles Supplementary. Upon a change of control event, the Company has the right to redeem any or all outstanding Series A Preferred Stock at an amount equal to the greater of (i) the amount that would have been payable had the Shares been converted into Common Stock pursuant to the terms of the Purchase Agreement immediately prior to such change of control or (ii) the Liquidation Amount, plus a premium amount, as set forth in the Articles Supplementary. In addition, subject to certain cure provisions, if the Company fails to maintain its status as a real estate investment trust, the holders of Series A Preferred Stock have the right to require the Company to repurchase the Series A Preferred Stock at an amount equal to the Liquidation Amount.

At any time after the earlier to occur of (i) the second anniversary of the Initial Closing or (ii) 180 days after a Listing, the holders of Series A Preferred Stock have the right to convert any or all of the Series A Preferred Stock held by such holders into Common Stock at a rate per share equal to the quotient obtained by dividing the Liquidation Amount by the Conversion Price. The Conversion Price is $10.66, as may be adjusted in connection with stock splits, stock dividends and other similar transactions.

The holders of Series A Preferred Stock are not entitled to vote on any matter submitted to a vote of the stockholders of the Company, except that in the event that the dividend for the Series A Preferred Stock has not been paid for at least four quarters (whether or not consecutive), the holders of Series A Preferred Stock have the right to vote together with the stockholders of the Company on any matter submitted to a vote of the stockholders of the Company, upon which the holders of the Series A Preferred Stock and holders of Common Stock shall vote together as a single class. The number of votes applicable to a share of Series A Preferred Stock will be equal to the number of shares of Common Stock a share of Series A Preferred Stock could have been converted into as of the record date set for purposes of such stockholder vote. This foregoing limited voting right shall cease when all past dividend periods have been paid in full. In addition, the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock is required in certain customary circumstances, as well as other circumstances, such as (i) the Company’s real estate portfolio exceeding a leverage ratio of 60% loan-to-value, (ii) entering into certain transactions with the Executive Chairman of the Company as of the Commitment Date, or his affiliates, (iii) effecting a merger (or similar) transaction with an entity whose assets are not at least 80% self storage related and (iv) entering into any line of business other than self storage and ancillary businesses, unless such ancillary business represents revenues of less than 10% of the Company’s revenues for its last fiscal year.

The foregoing description of the Articles Supplementary is a summary and is qualified in its entirety by the terms of the Articles Supplementary filed with the Maryland State Department of Assessments and Taxation, which are attached hereto as Exhibit 3.1 and are incorporated herein by reference.

Amendment No. 1 to the Third Amended and Restated Limited Partnership Agreement of SmartStop OP, L.P.

Concurrent with its entry into the Purchase Agreement, the Company entered into Amendment No. 1 to the Third Amended and Restated Limited Partnership Agreement of SmartStop OP, L.P., the Company’s operating partnership (the “OP Agreement Amendment”), which amended the Third Amended and Restated Limited Partnership Agreement of SmartStop OP, L.P. (the “Operating Partnership Agreement”) to create Series A Convertible Preferred Units having economic terms and designations, powers, preferences, rights and restrictions that are substantially similar to the Series A Preferred Stock.

The foregoing summary of the OP Agreement Amendment is qualified in its entirety by reference to the OP Agreement Amendment, which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Investors’ Rights Agreement

Concurrent with its entry into the Purchase Agreement, the Company and the Investor entered into an investors’ rights agreement (the “Investors’ Rights Agreement”). Pursuant to the Investors’ Rights Agreement, the Investor has the right to request the Company to register for resale under the Securities Act of 1933, as amended, shares of the Company’s Class A Common Stock, or other class of Common Stock approved for listing on a national securities exchange, issued to the Investor upon conversion of the Shares acquired pursuant to the Purchase Agreement, subject to certain limitations. After the first anniversary of the Initial Closing, the Investor may request up to four demand registrations for an amount of shares equal to at least $20 million each. The Company will use its reasonable best efforts to (i) file a registration statement on Form S-3 within 30 days of such request (or a registration statement on Form S-11 or such other appropriate form within 60 days of such request) and (ii) cause such registration statement to become effective as promptly as practicable thereafter. The Investors’ Rights Agreement also grants the Investor certain “piggyback” registration rights.

The foregoing summary of the material terms of the Investors’ Rights Agreement is qualified in its entirety by reference to the Investors’ Rights Agreement, which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

Item 3.02.Unregistered Sales of Equity Securities.

The disclosure set forth in Item 1.01 above, under the heading “Series A Preferred Stock Purchase Agreement,” is incorporated herein by reference. This offering is not registered under the Securities Act of 1933, as amended (the “Securities Act”) and is being made pursuant to the exemption provided by Section 4(a)(2) of the Securities Act and certain rules and regulations promulgated thereunder. The Shares may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 3.03.Material Modifications of Rights of Security Holders

The disclosure set forth in Item 1.01 above under various headings, with respect to the Articles Supplementary and the terms of the Series A Preferred Stock, is incorporated herein by reference. The descriptions of the Articles Supplementary and the Series A Preferred Stock are qualified in their entirety by reference to the Articles Supplementary, which are attached hereto as Exhibit 3.1 and are incorporated herein by reference.

Item 5.03.Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year

The disclosure set forth in Item 1.01 above under various headings, with respect to the Articles Supplementary and the terms of the Series A Preferred Stock, is incorporated herein by reference. On October 29, 2019, the Company filed the Articles Supplementary with the Maryland State Department of Assessments and Taxation setting forth the rights and preferences of the Series A Preferred Stock. The descriptions of the Articles Supplementary and the Series A Preferred Stock are qualified in their entirety by reference to the Articles Supplementary, which are attached hereto as Exhibit 3.1 and are incorporated herein by reference.

Item 9.01.Financial Statements and Exhibits.

(d)Exhibits.

3.1	Articles Supplementary for Series A Convertible Preferred Stock
10.1	Preferred Stock Purchase Agreement, dated as of October 29, 2019, by and between SmartStop Self Storage REIT, Inc. and Extra Space Storage LP
10.2	Amendment No. 1 to Third Amended and Restated Limited Partnership Agreement of SmartStop OP, L.P.
10.3	Investors’ Rights Agreement, dated as of October 29, 2019, by and between SmartStop Self Storage REIT, Inc. and Extra Space Storage LP

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTSTOP SELF STORAGE REIT, Inc.
Date: October 30, 2019	By:	/s/ James Barry
James Barry
Chief Financial Officer and Treasurer